NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 08, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 19, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the mandatory exchange, which became effective on November 19, 2020, each share of the of FTS International, Inc. (Old) Common Stock and other existing equity interests (collectively, the FTS Common Interests) were converted into FTS International, Inc. (New) Class A Common Stock, Tranche 1 Warrants and Tranche 2 Warrants at effective exchange ratios of 0.23850265, 0.28291882 and 0.70729704, respectively, per FTS Common Interest. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of FTS International, Inc. (Old) Common Stock and does not affect the continued listing on the NYSE of the FTS International, Inc. (New) Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 20, 2020.